Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	November 7, 2008

ALBEMARLE, N.C. – Uwharrie Capital Corp, parent company for Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust, reported earnings from operations of $1.0 million during third quarter of 2008 compared to $1.1 million in the same period last year. During the quarter ended September 30, 2008, the Company prudently expensed additional reserves to its loan loss provision in light of increased economic risk. Third quarter earnings, after this provision and taxes were $343 thousand compared to $774 thousand for the same period last year.

For the nine months ending September 30, 2008, earnings were $1.9 million compared to $2.1 million for the first nine months of 2007 representing a 12.1% decrease. This decline is primarily due to loan loss provisions of $786 thousand in 2008 compared to negative $120 thousand in 2007. During the prior year the Company experienced recovery of some previously charged off loans, reducing the expense recognized in 2007.

Total assets ended the quarter at $425 million, up from $393 million, September 30, 2007, representing 8.2% growth in assets. Roger Dick, Chief Executive Officer, said, “We are pleased with these results in light of the current economic turmoil. Our banks are all well-capitalized and well-poised to face the economic challenges in the communities we serve.”

Uwharrie Capital Corp has declared a 3% stock dividend to be paid to shareholders on December 4, 2008. Mike Snyder, Board of Directors’ Chairman commented, “The Board of Directors is pleased to make this announcement. Our shareholders continue to show their support by doing business with us and referring their friends. This allows our company to continue creating value and serving our communities well by empowering local people to control their economic destiny.”

Shareholders of Uwharrie Capital Corp as of the record date, November 17, 2008, will receive the dividend. Only whole shares of stock will be issued. Shareholders who hold stock certificates will receive a new certificate by mail, representing the 3% stock dividend shares. Certificates will be electronically delivered directly to the appropriate accounts if the stock is being held in brokerage accounts. If applicable, a check for payment of a fractional share may also be enclosed with the new stock certificate.

Shareholders may contact Tamara Singletary or Lisa Hartsell in Investor Relations at 704-982-4415 for further information about the dividend. Additional information about Uwharrie Capital Corp can be found by visiting www.UwharrieCapitalCorp.com

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